UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):	December 17, 2007

ALLIANCEBERNSTEIN HOLDING L.P.
(Exact name of registrant as specified in its charter)

Delaware	001-09818	13-3434400
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

1345 Avenue of the Americas, New York, New York	10105
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:	212-969-1000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Item 5.02(e).
On October 26, 2006, Lewis A. Sanders entered into an employment agreement (“Agreement”) with AllianceBernstein L.P. (“AllianceBernstein”) pursuant to which Mr. Sanders shall serve as AllianceBernstein’s Chairman and Chief Executive Officer through December 31, 2011 unless the agreement is terminated in accordance with its terms.  The Agreement was furnished as an Exhibit to a Form 8-K filed on October 31, 2006.

At the December 7, 2007 meeting of the Compensation Committee (“Committee”) of the Board of Directors of AllianceBernstein Corporation, Mr. Sanders and the Committee agreed that it would be appropriate for Mr. Sanders to acquire an equity exposure to AllianceBernstein as part of his deferred compensation awards under the Agreement.  (SCB Inc. must exercise its final AllianceBernstein Unit put option before it expires in October 2010 and, when it is exercised, Mr. Sanders will no longer hold an indirect equity interest in AllianceBernstein.)  Accordingly, the Agreement has been amended to require Mr. Sanders to allocate the percentage of his 2007 award that would result in his aggregate deferred balance being 50% notionally invested in units representing assignments of beneficial ownership of limited partnership interests in AllianceBernstein Holding L.P. (“Holding Units”), and 50% in investment services offered by AllianceBernstein.  In future years, Mr. Sanders will be required to allocate 50% of each award under the Agreement to notional investments in Holding Units. The amendment (“Amendment”), which was reviewed and approved by the Committee, is attached hereto as Exhibit 99.01.

Section 7.	Regulation FD

Item 7.01.	Regulation FD Disclosure.

AllianceBernstein is furnishing the Amendment, which is attached hereto as Exhibit 99.01.

Section 9.	Financial Statements and Exhibits

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

99.01	Amendment.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

ALLIANCEBERNSTEIN HOLDING L.P.

Dated: December 20, 2007	By:	/s/ Adam R. Spilka
Adam R. Spilka Senior Vice President, Counsel and Secretary